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                                  Registration No. 333-__________
       As filed with the Securities and Exchange Commission
                        on July 22, 1998

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933

               PharmaKinetics Laboratories, Inc.
    (Exact name of registrant as specified in its charter)

         Maryland                        52-1067519
(State or other jurisdiction    (IRS Employer Identification No.)
of incorporation or organization)

                   302 West Fayette Street
                  Baltimore, Maryland 21201
          (Address of Principal Executive Offices)

               PharmaKinetics Laboratories, Inc.
            Amended and Restated 1996 Non-Employee
                 Directors Stock Option Plan
                   (Full title of the plan)

                     Copies to:
James K. Leslie                Melissa Allison Warren, Esquire
President and                  Ober, Kaler, Grimes & Shriver
Chief Executive Officer        120 E. Baltimore Street
302 West Fayette Street        Baltimore, Maryland 21202
Baltimore, Maryland 21201      (410) 685-1120
(410) 385-4500
(Name, address and telephone
number of agent for service)

________________CALCULATION OF REGISTRATION FEE_________________
 Title of                 Proposed       Proposed
Securities    Amount      Maximum        Maximum      Amount of
  to be       to be    Offering Price   Aggregate   Registration
Registered  Registered   Per Share    Offering Price     Fee
__________  __________   _________    ______________    ______
               (1)          (2)            (2)
Common        200,000      $4.625      $925,000.00      $273.00
Stock         shares
$.005 par value
_________________________________________________________________

(1) Together with such indeterminate number of additional shares as may be issuable to avoid dilution as the result of a


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     stock split, stock dividend or similar adjustment of the
     Common Stock pursuant to 17 C.F.R. Section 230.416(a).

(2) Estimated solely for the purpose of determining the registration fee. The proposed maximum offering price per share is based on the mean of the bid and asked prices for the Registrant's Common Stock, $.005 par value on July 20,
     1998 as reported by the National Quotation Bureau.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.







































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Part II

Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (Commission File No. 0-11580).

     (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997, December 31, 1997 and
March 31, 1998 (Commission File No. 0-11580).

     (c) The Registrant's Current Reports on Form 8-K filed with the Commission on November 7, 1997, January 7, 1998 and April 21,
1998 (Commission File No. 0-11580).

     (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year for which financial statements were included in the report referred to in (a) above.

     (e) The description of the Registrant's Common Stock, $0.001 par value, contained in the registration statement for such class of securities filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

     Not applicable. The class of securities covered by this Registration Statement are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel.

     Neither the counsel nor auditors named below have an interest in the Registrant.



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     The legality of the shares of Common Stock of the Registrant to which this Registration Statement relates has been passed upon by Ober, Kaler, Grimes & Shriver, 120 East Baltimore Street,
Baltimore, Maryland 21202.

     The balance sheets as of June 30, 1997 and 1996 and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997 incorporated by reference in this Registration Statement have been incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

Item 6.  Indemnification of Directors and Officers.

     Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a corporation may indemnify any director or officer made party to a civil, criminal, administrative or investigative actions, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

     In connection with services rendered in administering the Plan, members of the Board of Directors of the Registrant, including members of a committee to whom responsibility may be delegated under the Plan, will be entitled to indemnification to the extent permitted in the Registrant's Charter. The Registrant's Charter provides for indemnification of any person who is serving or has served as a director or officer of the Registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

     The Registrant maintains officers' and directors' liability insurance in the amount of $2,000,000.



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Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

     4.1    PharmaKinetics Laboratories, Inc. Amended and
            Restated 1996 Non-Employee Directors Stock Option
            Plan.

     4.2    Form of Stock Option Agreement.

     5 Opinion of Ober, Kaler, Grimes & Shriver as to the legality of the securities registered hereunder, including the consent of that firm.

     23.1   Consent of Ober, Kaler, Grimes & Shriver
            (incorporated herein by reference to Exhibit 5).

     23.2 Consent of PricewaterhouseCoopers LLP, independent accountants.

     24     Power of Attorney (located in the signature pages).

Item 9.  Undertakings.

     1.  The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement

              (i)  to include any prospectus required by section
10(a)(3) of the Securities Act of 1933, as amended;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


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          provided, however, that paragraphs (1)(a)(i) and
(1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.




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                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, on the 20th day of July, 1998.

                              PHARMAKINETICS LABORATORIES, INC.

                              By:/s/James K. Leslie
                                 -----------------------
                                 James K. Leslie
                                 President and
                                 Chief Executive Officer

                        POWER OF ATTORNEY

     Each person whose individual signature appears below hereby makes, constitutes and appoints James K. Leslie to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

       Name                     Title             Date
      ------                   -------           ------

/s/Leslie B. Daniels           Director        July 20, 1998
--------------------
Leslie B. Daniels


/s/David Kauffmann             Director        July 20, 1998
--------------------
David Kauffmann


/s/Thomas F. Kearns            Director        July 20, 1998
--------------------
Thomas F. Kearns


/s/Taryn L. Kunkel             Vice President  July 20, 1998
--------------------
Taryn L. Kunkel
(Principal Financial
and Accounting Officer)
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/s/James K. Leslie             President       July 20, 1998
--------------------           Chief Executive
James K. Leslie                Officer and
(Principal Executive Officer)  Director


/s/Kamal K. Midha              Director        July 20, 1998
--------------------
Kamal K. Midha, Ph.D., D.Sc.


/s/John J. Thebault            Director        July 20, 1998
--------------------
John J. Thebault


/s/Roger C. Thies              Director        July 20, 1998
--------------------
Roger C. Thies


/s/Grover C. Wrenn             Director        July 20, 1998
--------------------
Grover C. Wrenn



























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                       EXHIBIT INDEX

Exhibit No.    Description

4.1 PharmaKinetics Laboratories, Inc. Amended and Restated 1996 Non-Employee Directors Stock Option Plan
               (Incorporated by reference to Exhibit 10.1(d) of the registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed February 17, 1998)

4.2            Form of Stock Option Agreement

5              Opinion of Ober, Kaler, Grimes & Shriver

23.1           Consent of Ober, Kaler, Grimes & Shriver
               (Incorporated by reference to Exhibit 5 herewith)

23.2           Consent of PricewaterhouseCoopers LLP

24             Power of Attorney






























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